Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full Year 2022 Results
Thornton, Colo., February 22, 2023 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and Canada, announced today its fourth-quarter and full year 2022 financial results.
Fourth Quarter 2022 Highlights
•Record high quarterly revenues of $864.0 million
•Record high quarterly net income of $24.6 million, or $1.46 per diluted share
•Record high quarterly EBITDA of $52.0 million
Full Year 2022 Highlights
•Record high full-year revenues of $3.01 billion
•Strong full-year net income of $83.4 million, or $4.91 per diluted share
•Record high full-year EBITDA of $175.8 million
•Record high backlog of $2.50 billion
Management Comments
Rick Swartz, MYR’s President and CEO, said, “We finished 2022 with strong financial results in the fourth quarter, and annual revenues were $3.01 billion, setting a record high for the eighth consecutive year. Fourth quarter 2022 net income was $24.6 million, a 18.8 percent increase over the fourth quarter of 2021, with revenues, consolidated gross profit and EBITDA increasing compared to the same period of 2021. Our backlog at the end of the fourth quarter was $2.50 billion, reflecting our ability to foster strong client relationships and compete effectively in the market.” Mr. Swartz continued, “The dedication and talent of our team members contributed to our growing success in 2022. Market indicators remain positive, and we look forward to positioning the company for increased success in 2023. Our corporate values coupled with a commitment to our clients’ success will be the foundation upon which we will continue to grow.”
Fourth Quarter Results
MYR reported fourth-quarter 2022 revenues of $864.0 million, an increase of $218.0 million, or 33.7 percent, compared to the fourth quarter of 2021. Specifically, our T&D segment reported record quarterly revenues of $513.7 million, an increase of $160.4 million, or 45.4 percent, from the fourth quarter of 2021, primarily due to an increase in revenue on transmission projects, an increase in revenues on distribution projects, including incremental distribution revenues from the acquired Powerline Plus Companies. Our C&I segment also reported record quarterly revenues of $350.3 million, an increase of $57.6 million, or 19.6 percent, from the fourth quarter of 2021, primarily due to an increase in revenue on various-sized projects in certain geographic areas.
Consolidated gross profit increased to $96.3 million for the fourth quarter of 2022, compared to $83.1 million for the fourth quarter of 2021. Gross margin decreased to 11.1 percent for the fourth quarter of 2022 from 12.9 percent for the fourth quarter of 2021. The decrease in gross margin was primarily due to overall cost increases mainly associated with supply chain disruptions and inflation. Gross margin was also negatively impacted by labor inefficiencies, inclement weather experienced on certain projects and an unfavorable change order on a project. These margin decreases were partially offset by a favorable change order adjustment, better-than-anticipated productivity on certain projects and a favorable job close out. Changes in estimates of gross profit on certain projects were not significant for the fourth quarter of 2022 and resulted in gross margin increase of 1.0 percent for the fourth quarter of 2021.
Selling, general and administrative expenses (“SG&A”) increased to $58.0 million for the fourth quarter of 2022, compared to $52.6 million for the fourth quarter of 2021. The period-over-period increase was primarily due to the acquisition of the Powerline Plus Companies and an increase in employee-related expenses to support the growth in our operations.
Amortization of intangible assets increased to $2.2 million for the fourth quarter of 2022, compared to $0.6 million for the fourth quarter of 2021. The period-over-period increase was primarily due to amortization related to certain intangibles acquired with the Powerline Plus Companies.

Interest expense increased to $1.3 million for the fourth quarter of 2022, compared to $0.3 million for the fourth quarter of 2021. The period-over-period increase was primarily attributable to higher outstanding debt and interest rates during the fourth quarter of 2022 as compared to the fourth quarter of 2021.
Income tax expense was $11.2 million for the fourth quarter of 2022, with an effective tax rate of 31.3 percent, compared to income tax expense of $8.8 million for the fourth quarter of 2021, which represented 29.9 percent of pretax income. The increase in the effective tax rate for the fourth quarter of 2022 compared to the fourth quarter of 2021 was primarily due to adjustments associated with the prior year global intangible low tax income (“GILTI”).
For the fourth quarter of 2022, net income attributable to MYR Group Inc. was $24.6 million, or $1.46 per diluted share attributable to MYR Group Inc., compared to $20.7 million, or $1.20 per diluted share, for the same period of 2021. Fourth-quarter 2022 EBITDA, a non-GAAP financial measure, was $52.0 million, compared to $41.4 million in the fourth quarter of 2021.
Full Year Results
MYR reported record revenues of $3.01 billion for the full year of 2022, an increase of $510.2 million, or 20.4 percent, compared to $2.50 billion for the full year of 2021. Specifically, the T&D segment reported revenues of $1.75 billion, an increase of $444.2 million, or 34.1 percent, from the full year of 2021, primarily related to an increase in revenue on transmission projects, and an increase in revenues on distribution projects, including incremental distribution revenues from the Powerline Plus Companies. The C&I segment reported full year of 2022 revenues of $1.26 billion, an increase of $66.1 million, or 5.5 percent, from the full year of 2021, primarily due to an increase in revenue in certain geographic areas.

Consolidated gross profit was $344.0 million for the full year of 2022, compared to $325.0 million for the full year of 2021. The increase in gross profit was due to higher revenues, partially offset by lower margins. Gross margin decreased to 11.4 percent for the full year of 2022 from 13.0 percent for the full year of 2021. The decrease in gross margin was primarily due to overall cost increases mainly associated with supply chain disruptions and inflation. Gross margin was also negatively impacted by labor and equipment inefficiencies, unfavorable change order adjustments and inclement weather experienced on certain projects. These margin decreases were partially offset by favorable job close outs, better-than-anticipated productivity on certain projects and favorable change order adjustments on certain projects. Changes in estimates of gross profit on certain projects resulted in a gross margin decrease of 0.4 percent and an increase of 0.4 percent for the full years of 2022 and 2021, respectively.

SG&A increased to $222.4 million for the full year of 2022, compared to $207.2 million for the full year of 2021. The year-over-year increase was primarily due to the acquisition of the Powerline Plus Companies and an increase in employee-related expenses to support the growth in our operations, partially offset by a decrease in employee incentive compensation costs.

Amortization of intangible assets increased to $9.0 million for the full year of 2022, compared to $2.3 million for the full year of 2021. The year-over-year increase was primarily due to amortization related to certain intangibles acquired with the Powerline Plus Companies.
Interest expense increased to $3.6 million for the full year of 2022, compared to $1.8 million for the full year of 2021. The year-over-year increase was primarily attributable to higher outstanding debt and interest rates during the full year of 2022 as compared to the full year of 2021.

Income tax expense was $30.8 million for the full year of 2022, with an effective tax rate of 27.0 percent, compared to income tax expense of $31.3 million for the full year of 2021, with an effective tax rate of 26.9 percent. The increase in the tax rate for the year ended December 31, 2022 was primarily due to adjustments associated with the prior year global intangible low tax income (“GILTI”), partially offset by a favorable impact from stock compensation excess tax benefits.

For the full year of 2022, net income attributable to MYR Group Inc. was $83.4 million, or $4.91 per diluted share attributable to MYR Group Inc., compared to $85.0 million, or $4.95 per diluted share, for the same period of 2021. Full-year 2022 EBITDA, a non-GAAP financial measure, was a record $175.8 million, compared to $164.2 million for the full year of 2021.
Backlog
As of December 31, 2022, MYR's backlog was $2.50 billion, compared to $2.48 billion as of September 30, 2022. As of December 31, 2022, T&D backlog was $1.07 billion and C&I backlog was $1.44 billion. Total backlog at December 31, 2022 increased $712.7 million, or 39.8 percent, from the $1.79 billion reported at December 31, 2021.
Balance Sheet
As of December 31, 2022, MYR had $349.3 million of borrowing availability under our $375 million revolving credit facility.

Non-GAAP Financial Measures
To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.
Conference Call
MYR will host a conference call to discuss its fourth-quarter and full year 2022 results on Thursday, February 23, 2023 at 8:00 a.m. Mountain time. To participate via telephone and join the call live, please register in advance here: https://register.vevent.com/register/BI1922a471424f43b7ac0c63ab4e8315d9. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode. Participants may access the audio-only webcast of the conference call from the Investors page of MYR Group’s website at myrgroup.com. A replay of the webcast will be available for seven days.
About MYR
MYR Group is a holding company of leading, specialty electrical contractors providing services throughout the United States and Canada through two business segments: Transmission & Distribution (T&D) and Commercial & Industrial (C&I). MYR Group subsidiaries have the experience and expertise to complete electrical installations of any type and size. Their comprehensive T&D services on electric transmission, distribution networks, substation facilities and clean energy projects include design, engineering, procurement, construction, upgrade, maintenance and repair services. T&D customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Through their C&I segment, they provide a broad range of services which include the design, installation, maintenance and repair of commercial and industrial wiring generally for airports, hospitals, data centers, hotels, stadiums, commercial and industrial facilities, clean energy projects, manufacturing plants, processing facilities, water/waste-water treatment facilities, mining facilities, intelligent transportation systems, roadway lighting and signalization. C&I customers include general contractors, commercial and industrial facility owners, government agencies and developers. For more information, visit myrgroup.com.
Forward-Looking Statements
Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “encouraged,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “project,” “remain confident,” “should,” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
MYR Group Inc. Contact:
Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com
Investor Contact:
David Gutierrez, Dresner Corporate Services, 312-780-7204, dgutierrez@dresnerco.com
Financial tables follow…

MYR GROUP INC.
Consolidated Balance Sheets
As of December 31, 2022 and 2021

(in thousands, except share and per share data)	December 31, 2022	December 31, 2021

ASSETS
Current assets
Cash and cash equivalents	$51,040	$82,092
Accounts receivable, net of allowances of $2,073 and $2,441, respectively	472,543	375,353
Contract assets, net of allowances of $499 and $385, respectively	300,615	225,075
Current portion of receivable for insurance claims in excess of deductibles	9,325	11,078
Refundable income taxes	8,944	9,228
Prepaid expenses and other current assets	47,824	45,564
Total current assets	890,291	748,390
Property and equipment, net of accumulated depreciation of $351,753 and $322,128, respectively	233,175	196,092
Operating lease right-of-use assets	30,544	20,971
Goodwill	115,847	66,065
Intangible assets, net of accumulated amortization of $25,439 and $16,779, respectively	87,557	49,054
Receivable for insurance claims in excess of deductibles	34,210	32,443
Investment in joint venture	3,697	3,978
Other assets	3,537	4,099
Total assets	$1,398,858	$1,121,092

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$5,074	$1,039
Current portion of operating lease obligations	9,711	7,765
Current portion of finance lease obligations	1,127	—
Accounts payable	315,323	200,744
Contract liabilities	227,055	167,931
Current portion of accrued self-insurance	28,752	24,242
Accrued income taxes	—	2,021
Other current liabilities	79,918	94,857
Total current liabilities	666,960	498,599
Deferred income tax liabilities	45,775	24,620
Long-term debt	35,479	3,464
Accrued self-insurance	51,287	50,816
Operating lease obligations, net of current maturities	20,845	13,230
Finance lease obligations, net of current maturities	2,313	—
Other liabilities	15,999	11,261
Total liabilities	838,658	601,990
Commitments and contingencies
Shareholders’ equity
Preferred stock – $0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2022 and December 31, 2021	—	—
Common stock – $0.01 par value per share; 100,000,000 authorized shares; 16,563,767 and 16,870,636 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	165	168
Additional paid-in capital	161,427	163,754
Accumulated other comprehensive income (loss)	(6,300)	173
Retained earnings	404,908	355,007
Total shareholders’ equity	560,200	519,102
Total liabilities and shareholders’ equity	$1,398,858	$1,121,092

MYR GROUP INC.
Consolidated Statements of Operations
Three Months and Twelve Months Ended December 31, 2022 and 2021

	Three months ended December 31,		For the year ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021

Contract revenues	$863,956	$646,048	$3,008,542	$2,498,289
Contract costs	767,687	562,965	2,664,580	2,173,308
Gross profit	96,269	83,083	343,962	324,981
Selling, general and administrative expenses	57,953	52,599	222,424	207,208
Amortization of intangible assets	2,162	577	9,009	2,311
Gain on sale of property and equipment	(631)	(625)	(2,378)	(3,098)
Income from operations	36,785	30,532	114,907	118,560
Other income (expense):
Interest income	129	19	187	70
Interest expense	(1,328)	(341)	(3,563)	(1,799)
Other income (expense), net	188	(715)	2,673	(525)
Income before provision for income taxes	35,774	29,495	114,204	116,306
Income tax expense	11,201	8,807	30,823	31,300
Net income	24,573	20,688	83,381	85,006
Less: net loss attributable to noncontrolling interest	—	(4)	—	(4)
Net income attributable to MYR Group Inc.	$24,573	$20,692	$83,381	$85,010
Income per common share attributable to MYR Group Inc.:
– Basic	$1.48	$1.23	$4.98	$5.05
– Diluted	$1.46	$1.20	$4.91	$4.95
Weighted average number of common shares and potential common shares outstanding:
– Basic	16,575	16,870	16,760	16,838
– Diluted	16,787	17,209	16,980	17,161

MYR GROUP INC.
Consolidated Statements of Cash Flows
Twelve Months Ended December 31, 2022 and 2021

	For the year ended December 31,
(in thousands)	2022	2021

Cash flows from operating activities:
Net income	$83,381	$85,006
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization of property and equipment	49,161	43,894
Amortization of intangible assets	9,009	2,311
Stock-based compensation expense	7,922	7,496
Deferred income taxes	9,573	6,281
Gain on sale of property and equipment	(2,378)	(3,098)
Other non-cash items	2,294	1,892
Changes in operating assets and liabilities:
Accounts receivable, net	(86,939)	10,659
Contract assets, net	(64,421)	(39,266)
Receivable for insurance claims in excess of deductibles	(14)	(4,619)
Prepaid expenses and other assets	1,640	(25,320)
Accounts payable	109,008	34,348
Contract liabilities	58,001	9,573
Accrued self-insurance	4,999	5,233
Other liabilities	(13,752)	2,838
Net cash flows provided by operating activities	167,484	137,228
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,990	3,062
Cash paid for acquisitions, net of cash acquired	(110,660)	—
Purchases of property and equipment	(77,056)	(52,361)
Net cash flows used in investing activities	(185,726)	(49,299)
Cash flows from financing activities:
Net borrowings under revolving lines of credit	12,915	—
Payment of principal obligations under equipment notes	(1,047)	(24,917)
Payment of principal obligations under finance leases	(1,592)	(336)
Borrowings under equipment notes	24,184	—
Proceeds from exercise of stock options	40	498
Repurchase of common stock	(36,981)	—
Payments related to tax withholding for stock-based compensation	(6,791)	(3,352)
Other financing activities	—	12
Net cash flows used in financing activities	(9,272)	(28,095)
Effect of exchange rate changes on cash	(3,538)	(410)
Net increase (decrease) in cash and cash equivalents	(31,052)	59,424
Cash and cash equivalents:
Beginning of period	82,092	22,668
End of period	$51,040	$82,092

MYR GROUP INC.
Unaudited Consolidated Selected Data,
Unaudited Performance Measure and Reconciliation of Non-GAAP Measure
For the Three and Twelve Months Ended December 31, 2022 and 2021 and
As of December 31, 2022, 2021, 2020 and 2019

	Three months ended December 31,		Twelve months ended December 31,
(dollars in thousands, except share and per share data)	2022	2021	2022	2021

Summary Statement of Operations Data:
Contract revenues	$863,956	$646,048	$3,008,542	$2,498,289
Gross profit	$96,269	$83,083	$343,962	$324,981
Income from operations	$36,785	$30,532	$114,907	$118,560
Income before provision for income taxes	$35,774	$29,495	$114,204	$116,306
Income tax expense	$11,201	$8,807	$30,823	$31,300
Net income attributable to MYR Group Inc.	$24,573	$20,692	$83,381	$85,010
Effective tax rate	31.3%	29.9%	27.0%	26.9%

Per Share Data:
Income per common share attributable to MYR Group Inc.:
–Basic	$1.48	$1.23	$4.98	$5.05
–Diluted	$1.46	$1.20	$4.91	$4.95
Weighted average number of common shares and potential common shares outstanding:
–Basic	16,575	16,870	16,760	16,838
–Diluted	16,787	17,209	16,980	17,161

(in thousands)	December 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019

Summary Balance Sheet Data:
Total assets	$1,398,858	$1,121,092	$995,859	$1,007,871
Total shareholders’ equity	$560,200	$519,102	$429,288	$364,471
Goodwill and intangible assets	$203,404	$115,119	$117,430	$121,000
Total funded debt (1)	$40,553	$4,503	$29,420	$165,824

(in thousands)	Twelve months ended December 31,
	2022	2021
Financial Performance Measure (2):
Reconciliation of Non-GAAP measure:
Net income attributable to MYR Group Inc.	$83,381	$85,010
Interest expense, net	3,376	1,729
Amortization of intangible assets	9,009	2,311
Tax impact of interest and amortization of intangible assets	(3,344)	(1,087)
EBIA, net of taxes (3)	$92,422	$87,963
See notes at the end of this earnings release

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended December 31, 2022 and 2021

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except share, per share data, ratios and percentages)	2022	2021	2022	2021

Financial Performance Measures (2):
EBITDA (4)	$51,979	$41,404	$175,750	$164,240
EBITDA per Diluted Share (5)	$3.09	$2.41	$10.35	$9.57
Free Cash Flow (6)	$65,224	$9,353	$90,428	$84,867
Book Value per Period End Share (7)			$33.38	$30.19
Tangible Book Value (8)			$356,796	$403,983
Tangible Book Value per Period End Share (9)			$21.26	$23.50
Funded Debt to Equity Ratio (10)			0.1	—
Asset Turnover (11)			2.68	2.51
Return on Assets (12)			7.4%	8.5%
Return on Equity (13)			16.1%	19.8%
Return on Invested Capital (16)			18.6%	20.0%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income Attributable to MYR Group Inc. to EBITDA:
Net income attributable to MYR Group Inc.	$24,573	$20,692	$83,381	$85,010
Net loss attributable to noncontrolling interest	—	(4)	—	(4)
Net income	24,573	20,688	83,381	85,006
Interest expense, net	1,199	322	3,376	1,729
Income tax expense	11,201	8,807	30,823	31,300
Depreciation and amortization	15,006	11,587	58,170	46,205
EBITDA (4)	$51,979	$41,404	$175,750	$164,240

Reconciliation of Net Income Attributable to MYR Group Inc. per Diluted Share to EBITDA per Diluted Share:
Net income attributable to MYR Group Inc. per share	$1.46	$1.20	$4.91	$4.95
Net loss attributable to noncontrolling interest per share	—	—	—	—
Net income per share	1.46	1.20	4.91	4.95
Interest expense, net, per share	0.07	0.02	0.20	0.10
Income tax expense per share	0.67	0.51	1.82	1.82
Depreciation and amortization per share	0.89	0.68	3.42	2.70
EBITDA per Diluted Share (5)	$3.09	$2.41	$10.35	$9.57

Calculation of Free Cash Flow:
Net cash flow from operating activities	$93,758	$29,013	$167,484	$137,228
Less: cash used in purchasing property and equipment	(28,534)	(19,660)	(77,056)	(52,361)
Free Cash Flow (6)	$65,224	$9,353	$90,428	$84,867

See notes at the end of this earnings release.

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
As of December 31, 2022, 2021 and 2020

(in thousands)	December 31, 2022	December 31, 2021

Reconciliation of Book Value to Tangible Book Value:
Book value (total shareholders' equity)	$560,200	$519,102
Goodwill and intangible assets	(203,404)	(115,119)
Tangible Book Value (9)	$356,796	$403,983

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share	$33.38	$30.19
Goodwill and intangible assets per period end share	(12.12)	(6.69)
Tangible Book Value per Period End Share (8)	$21.26	$23.50

Calculation of Period End Shares:
Shares outstanding	16,564	16,871
Plus: common equivalents	220	323
Period End Shares (14)	16,784	17,194

(in thousands)	December 31, 2022	December 31, 2021	December 31, 2020

Reconciliation of Invested Capital to Shareholders Equity:
Book value (total shareholders' equity)	$560,200	$519,102	$429,288
Plus: total funded debt	40,553	4,503	29,420
Less: cash and cash equivalents	(51,040)	(82,092)	(22,668)
Invested Capital	$549,713	$441,513	$436,040
Average Invested Capital (15)	495,613	438,777
See notes at the end of this earnings release.

(1)Funded debt includes borrowings under our revolving credit facility and the outstanding balances of our outstanding equipment notes.
(2)These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(3)EBIA, net of taxes is defined as net income attributable to MYR Group Inc. plus net interest plus amortization of intangible assets, less the tax impact of net interest and amortization of intangible assets. The tax impact of net interest and amortization of intangible assets is computed by multiplying net interest and amortization of intangible assets by the effective tax rate. Management uses EBIA, net of taxes, to measure our results exclusive of the impact of financing and amortization of intangible assets costs.
(4)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. Certain material covenants contained within our credit agreement are based on EBITDA with certain additional adjustments, including our interest coverage ratio and leverage ratio, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it provides MYR Group Inc. and its investors with an additional tool to compare MYR Group Inc. operating performance on a consistent basis by removing the impact of certain items that management believes to not directly reflect the company’s core operations. Management further believes that EBITDA is useful to investors and other external users of MYR Group Inc. financial statements in evaluating the company’s operating performance and cash flow because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, useful lives placed on assets, capital structure and the method by which assets were acquired.
(5)EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares attributable to MYR Group Inc. outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(6)Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income attributable to MYR Group Inc., cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(7)Book value per period end share is calculated by dividing total shareholders’ equity at the end of the period by the period end shares outstanding.
(8)Tangible book value is calculated by subtracting goodwill and intangible assets at the end of the period from shareholders’ equity at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or shareholders’ equity.
(9)Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(10)The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total shareholders’ equity at the end of the period.
(11)Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(12)Return on assets is calculated by dividing net income attributable to MYR Group Inc. for the period by total assets at the beginning of the period.
(13)Return on equity is calculated by dividing net income attributable to MYR Group Inc. for the period by total shareholders’ equity at the beginning of the period.
(14)Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common shares outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(15)Average invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total shareholders’ equity and calculating the average of the beginning and ending of each period.
(16)Return on invested capital is calculated by dividing EBIA, net of taxes, less any dividends, by average invested capital. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.